UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006

Lincare Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19946	51-0331330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

19387 U.S. 19 North, Clearwater, FL 33764

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 727-530-7700

(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A. 2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 1, 2006, we entered into a $390 million Credit Agreement with Bank of America, N.A. as Agent and Calyon, New York Branch as Syndication Agent and a syndicate of lenders. The new revolving credit facility was arranged by Bank of America Securities LLC and Calyon, New York Branch as Joint Book Managers and Joint Lead Arrangers. The Credit Agreement replaces our existing $200 million revolving credit facility, which was scheduled to expire in April, 2007.

Certain of the lenders party to the Credit Agreement, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for us and our subsidiaries for which they have received, and will receive, customary fees and expenses.

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by the terms and provisions of the Credit Agreement. A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement

On December 1, 2006, we terminated our existing $200 million Amended and Restated Credit Agreement dated as of April 25, 2002 with Bank of America, N.A. as Agent and the lenders party thereto. The agreement was terminated simultaneously with our entry into a new five-year $390 million Credit Agreement. There were no balances outstanding under the Amended and Restated Credit Agreement, and $19 million of standby letters of credit issued pursuant to the prior facility were transitioned to the new Credit Agreement.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Credit Agreement dated as of December 1, 2006 among Lincare Holdings Inc., as Borrower, certain subsidiaries of the Borrower from time to time party thereto, as Guarantors, the several lenders from time to time party thereto and Bank of America, N.A., as Agent and Calyon, New York Branch, as Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincare Holdings Inc.

By:	/s/ Paul G. Gabos
Paul G. Gabos
Chief Financial Officer, Treasurer and Secretary

December 4, 2006